Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2009 FINANCIAL RESULTS

2009 Non-GAAP Operating Loss Improves by 57% Over 2008

San Diego, CA — January 27, 2010 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2009. The Company reported total revenue of $758.4 million for the year ended December 31, 2009, which includes net product sales of $754.0 million. Non-GAAP operating loss was $58.7 million for the year, compared to $137.2 million for 2008. Net loss excluding restructuring charges was $169.3 million, or $1.20 per share, for the year ended December 31, 2009, compared to $267.0 million, or $1.95 per share, for 2008. GAAP net loss was $186.3 million, or $1.32 per share, for the year ended December 31, 2009, compared to $321.9 million, or $2.35 per share for 2008. At December 31, 2009 the Company held cash, cash equivalents and short-term investments of $667.8 million.

The Company now presents reimbursements received under collaborative agreements for research and development as a reduction of research and development expense, and has reflected 2009 and 2008 information accordingly. Previously, these reimbursements were presented as revenue under collaborative agreements. This change in accounting method does not have any effect on net loss or net loss per share. The impact of this accounting change reduces net reported revenue and, correspondingly, research and development expenses by $27.7 million for the quarter and $69.1 million for the year ended December 31, 2009.

For the quarter ended December 31, 2009, the Company reported total revenue of $185.5 million including net product sales of $184.3 million. Non-GAAP operating loss was $17.0 million for the quarter ended December 31, 2009, compared to $20.2 million for the same period in 2008. Net loss excluding restructuring charges was $44.7 million, or $0.32 per share for the quarter ended December 31, 2009, compared to $50.3 million, or $0.37 per share for the same period in 2008. GAAP net loss was $50.3 million, or $0.35 per share for the quarter ended December 31, 2009, compared to $105.2 million, or $0.76 per share for the same period in 2008.

“Amylin had a year of strong execution in 2009, achieving significant milestones across research and development, commercial and operations. The actions we undertook during the past year have laid the groundwork for a value-inflection year in 2010, in which we are poised to help even more of the millions of patients struggling to manage their diabetes, and create significant value for shareholders,” said Daniel M. Bradbury, chief executive officer, Amylin Pharmaceuticals.  “In 2010, our priorities are clear.  We intend to 1) continue to focus on driving revenue from our first-in-class diabetes products, BYETTA and SYMLIN, 2) successfully launch exenatide once weekly while continuing to execute our clinical trial superiority strategy, 3) achieve sustainable positive cash flow from operations by the end of this year and 4) continue to focus on advancing our pipeline.”

Fourth Quarter Highlights

Highlights of Amylin’s fourth quarter and recent activities include:

BYETTA

•                  Received approval in October for the expanded indication of BYETTA® (exenatide) injection as a first-line, stand-alone treatment (monotherapy) for type 2 diabetes

1

Exenatide Once Weekly

•                  Communicated positive results from the DURATION-5 study that showed exenatide once weekly provided superior glucose control compared to BYETTA

Obesity Program

•                  Announced a worldwide exclusive license, development and commercialization agreement with Takeda Pharmaceutical Company Limited to co-develop and commercialize pharmaceutical products for the treatment of obesity and related indications

Year Ended December 31, 2009

Total revenue for the year ended December 31, 2009 was $758.4 million. This includes net product sales of $754.0 million, consisting of $667.6 million for BYETTA and $86.4 million for SYMLIN® (pramlintide acetate) injection. This compares to total revenue of $769.6 million for 2008, including net product sales of $765.3 million consisting of $678.5 million for BYETTA and $86.8 million for SYMLIN.

Revenues under collaborative agreements were $4.4 million for the year ended December 31, 2009, compared to $4.3 million for 2008. Revenues under collaborative agreements consist of the amortization of upfront fees received under the Company’s collaboration agreements with Lilly and Takeda.

Selling, general and administrative expenses decreased to $343.9 million for 2009 from $395.1 million for 2008.  The decrease primarily reflects reduced sales force and business infrastructure expenses driven by the Company’s reduced cost structure.

Research and development expenses decreased to $185.1 million for the year ended December 31, 2009 from $222.6 million for 2008. The decrease reflects a reduced cost structure and completion of obesity clinical trials, partially offset by investments in manufacturing readiness activities to prepare for the launch of exenatide once weekly.

Collaborative profit sharing, which represents Lilly’s 50% share of BYETTA gross margin, was $302.9 million for the year ended December 31, 2009 compared to $302.6 million for 2008.

Non-GAAP operating loss was $58.7 million for the year ended December 31, 2009 compared to $137.2 million for 2008. Net loss excluding restructuring charges was $169.3 million, or $1.20 per share, for the year ended December 31, 2009, compared to $267.0 million, or $1.95 per share, for 2008. GAAP net loss was $186.3 million, or $1.32 per share, for the year ended December 31, 2009 compared to $321.9 million, or $2.35 per share for 2008.

Quarter Ended December 31, 2009

Net product sales of $184.3 million for the quarter ended December 31, 2009 include sales of $163.7 million for BYETTA and $20.6 million for SYMLIN. This compares to net product sales of $184.9 million, consisting of $162.7 million for BYETTA and $22.2 million for SYMLIN for the same period in 2008. Revenue under collaborative agreements was $1.2 million for the quarter ended December 31, 2009, compared to $1.1 million for the same period in 2008 and consists of the amortization of upfront fees received under the Company’s collaboration agreements with Lilly and Takeda.

Selling, general and administrative expenses decreased to $84.2 million for the quarter ended December 31, 2009 from $86.1 million for the same period in 2008. The decrease primarily reflects lower sales force and business infrastructure spending driven by the Company’s reduced cost structure. This decrease was partially offset by costs to prepare for the planned launch of exenatide once weekly in 2010, and promotional costs associated with the recent approval of BYETTA for use as monotherapy.

Research and development expenses decreased slightly to $50.2 million for the quarter ended December 31, 2009, compared to $50.5 million for the same period in 2008. Research and development expenses for the quarter ended December 31, 2009 were comparable to the same period in 2008.  Research and development expenses for the quarter ended December 31, 2009 reflect savings driven by completion of obesity clinical trials and a reduced cost structure that were reinvested in manufacturing readiness activities to prepare for the launch of exenatide once weekly.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $75.4 million for the quarter ended December 31, 2009, compared to $73.2 million for the same period in 2008.

Non-GAAP operating loss was $17.0 million for the quarter ended December 31, 2009, compared to $20.2 million for the same period in 2008.  GAAP net loss was $50.3 million, or $0.35 per share for the quarter ended December 31, 2009, compared to $105.2 million, or $0.76 per share for the same period in 2008. The Company’s results for the quarter ended December 31, 2009 include a charge of $5.6 million associated with a revision to its estimated losses associated with facilities vacated as part of its strategic restructuring in the fourth quarter of 2008. This compares to a restructuring charge of $54.9 million in the same period of 2008.  Net loss excluding restructuring charges was $44.7 million, or $0.32 per share for the quarter ended December 31, 2009, compared to $50.3 million, or $0.37 per share for the same period in 2008.

Conference Call

Amylin will webcast its Quarterly Update and Year End Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its fourth quarter and 2009 financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate Web site at www.amylin.com.

To access the webcast, please log on to the “Investors” section of Amylin’s corporate Web site at www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (866) 543-6403 (U.S./Canada) or (617) 213-8896 (international), conference access code 25415010. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international), conference access code 81174432.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating loss excluding non-cash items and other one-time items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure.  In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results or achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the exenatide once weekly NDA, or sNDAs for label expansion requests may not be submitted timely or receive FDA approval; risks that exenatide once weekly, if approved, will not be launched in a timely manner; risks that our expense reductions will not be as large as we expect; risks that the restructured operations of our sales force will not produce the results we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

 (Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)
(unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2009	2008(1)	2009	2008(1)
Revenues:
Net product sales	$184,277	$184,922	$753,993	$765,342
Revenues under collaborative agreements	1,250	1,072	4,426	4,286
Total revenues	185,527	185,994	758,419	769,628

Costs and expenses:
Cost of goods sold	17,450	21,495	82,999	91,596
Selling, general and administrative	84,168	86,105	343,864	395,112
Research and development	50,171	50,525	185,062	222,614
Collaborative profit sharing	75,380	73,182	302,861	302,600
Restructuring	5,604	54,926	16,980	54,926
Total costs and expenses	232,773	286,233	931,766	1,066,848

Operating loss	(47,246)	(100,239)	(173,347)	(297,220)

Interest and other income, net	(3,025)	(4,989)	(11,532)	(9,778)
Loss on impairment of investments	—	—	(1,377)	(14,943)

Net loss	$(50,271)	$(105,228)	$(186,256)	$(321,941)

Net loss per share - basic and diluted	$(0.35)	$(0.76)	$(1.32)	$(2.35)

Shares used in computing net loss per share - basic and diluted	141,744	137,623	140,702	137,006

(1) Prior year results have been adjusted to reflect an accounting change whereby research and development costs that were reimbursed by the Company’s collaborative partners are recorded as a reduction of research and development expense.  These costs were previously recorded as “Revenues under collaborative agreements.”  Research and development expenses for 2009 include a reduction of $69.1 million for reimbursements from collaborative partners, including $27.7 million in the fourth quarter of 2009. Research and development expenses for 2008 include a reduction of $70.5 million for reimbursements from collaborative partners, including $16.5 million in the fourth quarter of 2008.

A reconciliation of reported GAAP net loss to non-GAAP operating loss excluding non-cash items, and other one-time items is provided in the table that follows (in thousands, unaudited):

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
GAAP operating loss	$(47,246)	$(100,239)	$(173,347)	$(297,220)

Stock-based compensation	9,815	12,104	43,762	55,115
Other non-cash compensation	4,442	5,833	20,161	24,680
Depreciation and amortization	11,610	8,233	38,198	29,566
Amortization of deferred revenue	(1,250)	(1,072)	(4,426)	(4,286)
Restructuring	5,604	54,926	16,980	54,926

Non-GAAP operating loss	$(17,025)	$(20,215)	$(58,672)	$(137,219)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash, cash equivalents and short-term investments	$667,769	$816,838
Accounts receivable, net	60,732	62,369
Inventories, net	99,700	115,823
Other current assets	78,481	41,038
Property and equipment, net	780,058	655,444
Other assets	39,679	35,541
Total assets	$1,726,419	$1,727,053

Liabilities and stockholders’ equity
Current liabilities	365,369	313,778
Other liabilities, net of current portion	294,754	272,977
Long-term debt	643,762	621,021
Stockholders’ equity	422,534	519,277
Total liabilities and stockholders’ equity	$1,726,419	$1,727,053

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CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Vice President, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com